Exhibit 8.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

July 19, 2024

Diamond Offshore Drilling, Inc.

777 N. Eldridge Parkway, Suite 1100

Houston, TX 77079

Ladies and Gentlemen:

We have acted as counsel to Diamond Offshore Drilling, Inc., a Delaware corporation (“Diamond Offshore”), in connection with the Mergers, as defined in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 9, 2024, by and among Diamond Offshore, Noble Corporation plc, a public limited company organized under the Laws of England and Wales (“Noble”), Dolphin Merger Sub 1, Inc., a Delaware corporation and indirect wholly owned Subsidiary of Noble (“Merger Sub 1”), and Dolphin Merger Sub 2, Inc., a Delaware corporation and indirect wholly owned Subsidiary of Noble (“Merger Sub 2”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the Form S-4 by Noble with the Securities and Exchange Commission (File No. 333-280726) (the “Registration Statement”), including the proxy statement/prospectus forming a part thereof (“Proxy Statement/Prospectus”), we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Registration Statement, including the Proxy Statement/Prospectus; (iii) the officer’s certificates, dated as of the date hereof, of Noble and Diamond Offshore, delivered to us for purposes of rendering this opinion (the “Officer’s Certificates”) and (iv) such other documents, information and materials as we have deemed necessary or appropriate. We have assumed that such documents are duly authorized, valid and enforceable. In our examination of the documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

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Diamond Offshore Drilling, Inc.

July 19, 2024

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Mergers will be consummated pursuant to, and in accordance with, the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Noble, Diamond Offshore, Merger Sub 1 and Merger Sub 2 in the Merger Agreement, the documents referenced therein, and the Registration Statement are and, at all times up to the Effective Time, will continue to be true, complete and correct; (4) the statements and representations (which statements and representations we have neither investigated nor verified) made by Noble and Diamond Offshore in their respective Officer’s Certificates are true, complete and correct at all times up to and including the Effective Time; (5) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Noble, Diamond Offshore, Merger Sub 1 and Merger Sub 2 in the Merger Agreement, the documents referenced therein, the Registration Statement and the Officer’s Certificates that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to the Effective Time, will continue to be true, complete and correct as though not so qualified; (6) none of the terms and conditions contained in the Merger Agreement, the documents referenced therein or the Registration Statement have been or will be waived or modified in any respect; (7) the Mergers will qualify as statutory mergers under the DGCL and (8) Noble, Diamond Offshore, Merger Sub 1 and Merger Sub 2 will report the Mergers for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct at all times up to the Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

Diamond Offshore Drilling, Inc.

July 19, 2024

No opinion is expressed as to any transactions other than the Mergers, or any matter other than those specifically covered by this opinion. This opinion does not address (i) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, (ii) any matter arising in connection with Section 367 of the Code or (iii) any matter arising in connection with the “passive foreign investment company” rules of Sections 1291-1297 of the Code, and is otherwise limited to the matters discussed in the section entitled “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” in the Registration Statement (the “Tax Discussion”), subject to the assumptions, limitations and qualifications stated in such section. Our opinion is based on the Code, the Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Tax Discussion, it is our opinion that:

1.	The Mergers, taken together, will qualify as a reorganization under Section 368(a) of the Code.

2.

As a result, subject to the application of Section 367(a) of the Code, a U.S. Holder (as defined in the Registration Statement), that exchanges all of its Company Common Stock for the Merger Consideration generally will not recognize any realized loss but will recognize any realized gain as a result of the Mergers equal to the lesser of (i) the excess, if any, of (A) the sum of the fair market value of the Parent Shares (including any fractional Parent Share deemed received and redeemed for cash, as discussed in the Tax Discussion) and the amount of cash consideration (excluding the amount of any cash in lieu of a fractional Parent Share) received by such U.S. Holder pursuant to the First Merger, over (B) such U.S. Holder’s adjusted tax basis in their Company Common Stock surrendered pursuant to the First Merger, and (ii) the amount of cash consideration (excluding the amount of any cash in lieu of a fractional Parent Share) received by such U.S. Holder pursuant to the First Merger.

3.

Subject to the application of Section 367(a) of the Code, each U.S. Holder’s aggregate tax basis in the Parent Shares received in the First Merger (including any fractional Parent Share deemed received and redeemed for cash) generally will equal such U.S. Holder’s aggregate adjusted tax basis in the Company Common Stock surrendered in the First Merger, less the amount of cash consideration (excluding the amount of any cash in lieu of a fractional Parent Share) received pursuant to the First Merger, plus any gain, if any, recognized as a result of the First Merger (other than any gain recognized in respect of cash received in lieu of a fractional Parent Share).

Diamond Offshore Drilling, Inc.

July 19, 2024

4.

Subject to the application of Section 367(a) of the Code, the holding period of the Parent Shares received by a U.S. Holder in the First Merger (including any fractional Parent Share deemed received and redeemed for cash) will include such U.S. Holder’s holding period for the Company Common Stock surrendered in the First Merger.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Mergers. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion. The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP